Exhibit 21

                     SUBSIDIARIES OF GIDDINGS & LEWIS, INC.

                                                              Percent
                                                          Ownership
                                    Jurisdiction of       Direct  Indirect
                 Name               Incorporation

    Giddings & Lewis, Ltd.         United Kingdom         100%
    Giddings & Lewis Foreign
     Sales Corp.                   U.S. Virgin Islands    100%
    Basic Electronics Mfg. Corp.   Illinois               100%
    Cross & Trecker Corporation    Michigan               100%
    Fadal Engineering Company,
     Inc.                          Wisconsin              100%
    The Cross Company              Michigan                        100%1
    Kearney & Trecker Corporation  Wisconsin                       100%1
    The Warner & Swasey Company    Michigan                        100%1
    Cross & Trecker Credit
     Corporation                   Michigan                        100%1
    Giddings & Lewis A.G.          Switzerland                     99.9%1
    Giddings & Lewis Canada, Ltd.  Canada                          100%2
    Trexports, Inc.                Delaware                        100%3
    Kirloskar Warner & Swasey
     Limited                       India                            38%4
    Machine Remarketing
     Corporation                   Michigan                        100%5
    Giddings & Lewis GmbH          Germany                         100%6

   ________________________________

   1    Direct percent ownership by Cross & Trecker Corporation.
   2    Direct percent ownership by The Cross Company.
   3    Direct percent ownership by Kearney & Trecker Corporation.
   4    Direct percent ownership by The Warner & Swasey Company.
   5    Direct percent ownership by Cross & Trecker Credit Corporation.
   6 99.9% direct ownership by Cross & Trecker Corporation and 0.1% direct ownership by The Cross Company.